Exhibit 3.1

CERTIFICATE OF AMENDMENT OF THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

FRANCESCA’S HOLDINGS CORPORATION

Francesca’s Holdings Corporation (the “Corporation”), a corporation duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

1.       That the Board of Directors of the Corporation at a meeting duly held, adopted a resolution proposing and declaring advisable the following amendment to the Amended and Restated Certificate of Incorporation of the Corporation:

RESOLVED, that the Amended and Restated Certificate of Incorporation of the Corporation be amended by deleting Article I, Section 1.1 thereof and substituting the following therefor (the “Amendment”):

“ARTICLE I, Section 1.1. The name of the Corporation is FHC Holdings Corporation.”

2.       That an order for relief (the “Order”) has been entered on behalf of the Corporation pursuant to the Federal Bankruptcy Code, 11 U.S.C. §101 et seq., and that pursuant to the terms of the Order, the Amendment is approved.

4.       That said Amendment was duly ordered in accordance with the provisions of Section 303 of the DGCL.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed this 11th day of May 2021.

By:	/s/ Anthony Saccullo
	Name:	Anthony Saccullo
	Title:	Authorized Officer